Exhibit 3.3

E-Filed

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

Colorado Secretary of State
Date and Time: 09/13/2017 10:21 AM
ID Number: 20071511407

Document number: 20171690657
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

   ID number 20071511407
   (Colorado Secretary of State ID number)

   Entity name New Asia Energy, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
   ☑ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(**Caution:** Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

   (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

   The delayed effective date and, if applicable, time of this document is/are______________________.
   (mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

PRICE	DAVID	EDUARD	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

#3 BETHESDA METRO CENTER
(Street name and number or Post Office Box information)
SUITE 700

BETHESDA	MD	20814
(City)	*(State)*	*(Postal/Zip Code)*

202 536-5191	United States
(Province – if applicable)	*(Country – if not US)*

AMD_PC Page 1 of 2 Rev. 12/20/2016

(If the following statement applies, adopt the statement by marking the box and include an attachment.) 俶 This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing. Disclaimer: This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s). A M D _ P C Page 2 of 2 Rev. 12/20/2016

Amended & Restated Articles of Incorporation

filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

ID Number. 20071511407

Entity Name. NEW ASIA ENERGY, INC.

New Entity Name. N/A.

Amendments. The Articles of the Company are hereby AMENDED to RAISE THE AUTHORIZED share amount to 1,000,000,000 (One Billion) Shares. No other changes are made.

Exchange, Reclassification or Cancellation of Issued Shares. If the amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment must be included in an attachment.

Delayed Effective Date – None, effective upon receipt. Email Notification. Yes – to David@TopTier.eu

Notice: Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

Individual Causing Delivery: Pursuant to § 7-90-301.5, C.R.S., the individual causing delivery is the Corporate Attorney David E. Price, Esq.; #3 Bethesda Metro Center, Suite 700, Bethesda, Md 20814

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THE BOARD OF DIRECTORS OF

NEW ASIA ENERGY, INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held on this 11th day of September, 2017;

The Board of Directors which was present for this meeting & took active part therein was:

Veng Kun Lun

Poh Kee Liew

WHEREAS there has been presented to and considered by this meeting a Motion to Raise the Authorized Shares of the Corporation;

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, and has decided unanimously and RESOLVED:

The company shall AMEND its original Charter to Raise the Authorized shares of the Company to 1,000,000,000 (One Billion).

No other aspects of the original Charter are changed.

Said Motion is hereby passed and the corporate books, records and the Secretary shall file this Resolution in the corporate records

DATED: 11th September 2017

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